Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of this _31___ day of December_________, 2017_, by and between Professional Bank, a Florida state-chartered commercial bank (the "Bank"), and Mary Usategui (the "Executive").

WITNESSETH:

WHEREAS, the Bank desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Bank, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Executive covenant and agree as follows:

1.               Employment. Pursuant to the terms and conditions of this Agreement, the Bank agrees to employ the Executive and the Executive agrees to render services to the Bank as set forth herein. Upon signing this Agreement, the Executive represents and warrants to the Bank that the Executive has the full right and authority to perform all services required of the Executive during the term of this Agreement and that such service by the Executive to the Bank does not and will not constitute a breach of any contract or legal obligation that the Executive may have to any other party.

2.               Position and Duties. During the term of this Agreement, the Executive shall serve as Chief Financial Officer of the Bank, and shall undertake such duties, consistent with such titles, as may be assigned to him or her from time to time by the Board of Directors of the Bank (referred to as the "Board") and/or the President and Chief Executive Officer of the Bank (the "CEO"), including serving on Board committees appointed from time to time by the Board or the CEO, keeping the CEO informed of industry and regulatory developments regarding the Bank, and assisting in keeping the Bank in compliance with applicable laws and regulations. In performing duties pursuant to this Agreement, the Executive shall devote his or her full business time, energy, skill and best efforts to promote the Bank and its business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his or her duties and obligations to the Bank.

3.               Term. Subject to the provisions of Section 8 of this Agreement, the initial term of employment pursuant to this Agreement shall be for a period of five years, commencing on the date set forth above and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the fifth anniversary of the date of this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the "Expiration Date". Subject to the provisions of Section 8 of this Agreement, the term of this Agreement and the employment of the Executive by the Bank hereunder shall be deemed to continue thereafter until terminated in accordance with Section 8 of this Agreement. After termination of the employment of the Executive for any reason whatsoever, or the expiration of this Agreement, the Executive will continue to be subject to the provisions of Sections 10 through 25, inclusive, of this Agreement subject to the terms thereof.

4.               Compensation. During the term of this Agreement, the Bank shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

(a)                A base annual salary of $200,000, such base annual salary and such base may be increased thereafter in the discretion of the Board or the CEO; and

(b)                Such incentive bonuses as may be authorized by the Board from time to time.

5.               Benefits and Insurance. The Bank shall provide to the Executive such medical, disability, and life insurance (for an amount not less than the then base salary being received by the Executive) as well as any other benefits as the Board shall determine from time to time. As to health insurance, the Bank shall provide family health insurance coverage. The Bank also shall reimburse the Executive for medical insurance coverage under COBRA until the earlier of 90 days following the date of this Agreement or the eligibility of the Executive for enrollment in the Bank's medical insurance plan. The Executive understands that eligibility for the Bank's benefit plans is contingent upon the Executive qualifying for eligibility under such plans, The Bank reserves the right to modify, suspend or terminate the Bank benefit plans at any time and from time to time. The Executive also shall be entitled to participate in the 2014 Share Appreciation Rights Plan (the "SAR Plan") of Professional Holding Corp., the sole shareholder of the Bank ("Parent"), to the extent units are granted to the Executive by the Parent, all subject to the terms and conditions of the SAR Plan.

6.               Vacation. Commencing six months following the date of this Agreement, and during each 12-month period thereafter, the Executive may take four weeks of paid vacation time as authorized by the CEO and at such periods during each year as the CEO and the Executive shall determine from time to time. Any unused vacation time will not roll over to the next 12-month period unless otherwise authorized by the CEO. The Executive shall be entitled to full compensation during such vacation periods.

7.               Reimbursement of Expenses. The Bank shall reimburse the Executive for reasonable expenses incurred in connection with his or her employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation inconformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses. The Executive also shall be entitled to receive a monthly automobile allowance of $500 and $200 monthly cell phone allowance

8.               Termination. The employment of the Executive may be terminated as follows:

(a)        By the Bank, by action taken by the CEO, at any time and immediately upon written notice to the Executive if said discharge is for cause. In the notice of termination furnished to the Executive under this Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 8(f). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for cause under this Section 8(a):

(i)               If the Executive shall fail or refuse to comply with the obligations required of him or her as set forth in this Agreement or comply with the policies of the Bank established by the Board or CEO from time to time or fail to perform the duties assigned to the Executive by the Board or CEO from time to time; provided, however, that for the first such failure or refusal, the Executive shall be given a written warning (providing at least a 30 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for cause;

(ii)              If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Bank;

(iii)            If the Executive shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;

(iv)            If the Executive shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Bank or the Parent;

(v)              If after the date of this Agreement, the Executive shall have filed, or had filed against him or her, any petition under the federal bankruptcy laws or any state insolvency laws;

(vi)             If the Executive has been convicted of, or the entering by the Executive of a plea of nolo contendere with respect to, a criminal offense constituting a felony or involving moral turpitude;

(vii)            If the Executive engaged in the unlawful harassment of employees or customers of the Bank or the Parent;

(viii)           If the Executive exposed the Bank or the Parent to criminal liability substantially caused by the Executive which results in an adverse effect on the business, financial condition, prospects or results of operations of the Parent or the Bank; or

(ix)              If the Executive is in material breach of any provision of this Agreement.

In the event of termination for cause, the Bank shall pay the Executive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

(b)         By the Executive upon the lapse of 30 days following written notice by the Executive to the Bank of termination of his or her employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Executive's employment is being terminated; provided, however, that the Bank shall have the opportunity to cure such Good Reason, during such 30 day period, and the Executive's employment shall continue in effect during such time. If such Good Reason shall be cured by the Bank during such time to the reasonable satisfaction of the Executive, the Executive's employment and the obligations of the Bank hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Bank from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean any material breach by the Bank of any provision of this Agreement, or any significant reduction, without the Executive's prior written consent, in the duties, responsibilities, authority or title of the Executive as an officer of the Bank, except for any reduction in duties, responsibilities, authority or title due to (i) the Executive's illness or disability, (ii) an order from any regulatory authority having jurisdiction over the Parent or the Bank, or (iii) the temporary suspensions of the Executive's duties, responsibilities, authority or title pending results of any Board commissioned investigation as to potential cause for termination of the Executive's employment.

If the Executive's employment is terminated by the Executive for Good Reason, the Bank shall, for a period of six (6) months after said termination, continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the thirty-six (36) month period prior to said termination).

(c)        By the Executive upon the lapse of 30 days following written notice by the Executive to the Bank of his or her resignation from the Bank for other than Good Reason; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such 30-day period. If the Executive's employment is terminated because of the Executive's resignation, the Bank shall be obligated to pay to the Executive any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of 30-day period.

(d)        If the Executive's employment is terminated by the death or disability (i.e., the Executive is unable to perform the essential functions of his or her position for at least 180 days) of the Executive, this Agreement shall automatically terminate, and the Bank shall be obligated to pay to the Executive or the Executive' s estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

(e)        By the Bank or the Executive within twelve (12) months of the closing of a Change of Control, in which event the Bank shall pay to the Executive, on the Bank's regular payroll payment date next following the thirtieth (30th) day after the effective date of termination, an amount equal to one times the average base annual salary received by the Executive during the three-year period prior to such termination. For purposes of this Agreement, a Change of Control shall mean a merger or acquisition in which the Parent or the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the Parent's or the Bank's common stock. The term "group" and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations and rules thereunder. If the provisions of this Section 8(e) are triggered by the Bank or the Executive, the provisions of this Section 8(e) shall override and supersede the provisions of Sections 8(b), (c), (d) and (f), as applicable (for the avoidance of doubt, no duplicative compensation).

(f)         By the Bank at any time if said discharge is without cause (but excluding the expiration of this Agreement as provided in Section 8(g)). If the Executive's employment is terminated by the Bank without cause, the Bank shall, for a period of six (6) months after said termination continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination).

(g)        Upon the expiration of this Agreement on the fifth anniversary of the date of this Agreement (or on such later Expiration Date which has been extended specifically by written agreement of the parties), the Bank shall be obligated to pay to the Executive only any salary, vacation, and bonus amounts accrued and unpaid through the effective date of the expiration, plus reimbursements for any business expenses incurred by the Executive prior to the expiration date (subject to the terms of the Bank's reimbursement policies).

(h)         Any amounts payable by the Bank to the Executive pursuant to this Section 8 shall be reduced by any amounts owed to the Bank by the Executive.

(i)         Notwithstanding anything in this Agreement to the contrary, as a condition to receipt by the Executive of the payments due from the Bank pursuant to the applicable provision in this Section 8 in connection with termination of his or her employment, the Executive shall execute and deliver to the Bank within twenty-two (22) days of the effective date of the termination of his or her employment, a general release of all claims the Executive may have against the Parent and Bank and their respective officers and Boards of Directors with respect to the subject matter of this Agreement (other than any obligations of the Bank under this Agreement or any severance agreement which by their terms survive) in a form reasonably acceptable to the Bank and/or its counsel, and such release shall not have been revoked by the Executive.

(j)        Any termination of the Executive's employment for any reason shall require that the Executive resign all other positions (including as director) Executive may then be holding with the Parent of the Bank or as trustee of any of their benefit plans, unless the CEO and the Executive agree to the contrary.

9.               Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

10.              Confidential Matters. The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his or her employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Bank, and thereafter subsequent to the termination of Executive's services to the Bank for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Bank or its business, to any other person or entity without the prior written consent of the Bank. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his or her services to the Bank or to the extent required by any legal proceeding. The Executive also agrees that all files, records, documents, equipment and similar items and technological information whether maintained in hard copy or by electronic means relating to the Bank's business, whether prepared by the Executive or others, shall remain the exclusive property of the Bank. Upon termination of employment, or at any earlier time requested by the Bank, the Executive will promptly return to the Bank all confidential information as well as any other property of the Bank, which is in the Executive's possession or under the Executive' s control. The Executive agrees not to delete, modify, or copy any work file or confidential information prior to or subsequent to termination of employment. For the avoidance of doubt, the parties agree that each of the terms of this Agreement shall be considered "confidential information" within the meaning of this Section 10, and may be disclosed by the Executive only to the limited extent permitted by the terms of this Section 10, to his or her spouse, and to his or her advisors solely to the extent necessary; without limiting the generality of the foregoing, they may not be disclosed by the Executive to any other employees of the Bank other than its Chairman or to anyone else designated in writing by the Chairman.

11.              Injunction Without Bond. In the event there is a breach or threatened breach by the Executive of the provisions of Sections 10, 12, or 13, the Bank shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys' fees in connection therewith. Nothing herein shall be construed as prohibiting the Bank from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

12.              Legitimate Business Interests; Noncompetition.

(a)       Legitimate Business Interests. The Executive acknowledges and agrees that in the performance of his or her duties of employment with the Bank he or she will be in contact with customers, potential customers and/or information about customers or potential customers of the Parent or the Bank either in person, through the mails, by telephone or by other electronic means. The Executive also acknowledges and agrees that trade secrets and confidential information of the Parent or the Bank that will be gained by Executive during his or her employment with the Bank, have been developed by the Parent and the Bank through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Parent and the Bank. The Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Parent's and the Bank's businesses that the Executive not divert business or customers from the Parent and the Bank and that the Executive maintain the confidentiality and integrity of the confidential information as provided in this Agreement.

(b)       Non-competition.

(i)       Notwithstanding anything in this Agreement to the contrary, the Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one (1) year subsequent to the termination of the Executive's services to the Bank for any of the reasons set forth in Section 8(c), the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank, provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of the Parent's common stock owned by the Executive at the time of termination of employment.

(ii)       Notwithstanding anything in this Agreement to the contrary, if the Executive's employment is terminated for any of the reasons set forth in Sections 8(a), 8(b), 8(d), 8(e), 8(f), and/or 8(g), then for a period of sixty (60) days subsequent to the effective date of such termination of Executive's services to the Bank, the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank, provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of the Parent's common stock owned by the Executive at the time of termination of employment.

13.       Nonsolicitation; Noninterference; Non-Disparagement.

(a)         The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive's services to the Bank for any reason whatsoever, the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Bank or any person who was an employee of the Bank within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank to terminate such employee's employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank; (d) knowingly make any untrue statement concerning the Bank or its directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

(b)       The Executive shall not, during his or her employment by the Bank or at any time thereafter, directly or indirectly, in any communications in any media, criticize, ridicule or make (or cause or permit others to criticize, ridicule or make) any statement which disparages or is derogatory of any of the Parent or the Bank, their products or services, or any of the Parent's or the Bank's present, former or future shareholders, officers, directors, employees, affiliates and/or subsidiaries.

14.             Remedies. The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Bank, whether arising out of this Agreement or any other agreement or contract between the Bank and Executive, shall not be a defense to a claim against Executive for a breach or alleged breach of any of the covenants of Executive contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Executive understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holding shall not release Executive from Executive's obligations under the remaining covenants of this Agreement. If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business m otherwise) than necessary to protect the business and goodwill of the Bank, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

15.             Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

16.             Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a state court situated in Miami-Dade County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

17.             Attorneys' Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or her or its costs and attorneys' fees from the nonprevailing party. As used herein, costs and attorneys' fees include any costs and attorneys' fees in any appellate proceeding.

18.             Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors, assigns and legal representatives of the Bank and the Parent and the heirs and legal representatives of the Executive.

19.             Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Bank, and the receipt by the Executive of benefits thereunder.

20.             Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his or her duties and obligations hereunder.

21.             Compliance with Section 409A. Notwithstanding anything herein to the contrary, if it is determined by the Bank or the Executive, in good faith, at the time of the Executive's termination of employment that the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and that payments to be made to the Executive hereunder, if made earlier than as required under Section 409A(a)(2)(B)(i) of the Code would result in the requirement for the Executive to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(l)(B) of the Code, then any payments to be made in accordance with this Agreement shall be made as of the date that is 184 calendar days from the date of the Executive's termination of employment, or immediately upon the death of the Executive, if earlier. The provisions of this Section 21 shall survive the expiration of this Agreement.

22.             Regulatory Actions. Notwithstanding any other provision of this Agreement to the contrary, any amounts paid or payable to the Executive pursuant to this Agreement, or otherwise, arc subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the Federal Deposit Insurance Act ("FDIA") and Part 359 of the FDIC's rules and regulations, and any regulations promulgated under the FDIA, and also are subject to and conditioned upon compliance by the Ban k with any Memorandum of Understanding, Consent Order, or other agreement between the Bank and the FDIC and/or the Florida Office of Financial Regulation.

23.             Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

24.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.

25.             JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROFESSIONAL BANK

By:	/s/ Abel L. Iglesias
Name:	Abel L. Iglesias
Title:	President and Chief Executive Office

Address:	396 Alhambra Circle, Suite 255
Coral Gables FL 33134

“EXECUTIVE”

/s/ Mary B. Usategui
Print Name: Mary B. Usategui

Address:	6787 SW 53rd St
Miami, FL 33155